Exhibit 4.4(a)

                                                                  EXECUTION COPY


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                            WHITE RIVER CAPITAL, INC.



                                   $15,000,000


                         Secured Note due April 1, 2010




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                             NOTE PURCHASE AGREEMENT


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                               Dated March 9, 2005






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________________________________________________________________________________

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                            WHITE RIVER CAPITAL, INC.
                          ATTN: MARK R. RUH, PRESIDENT
                          C/O CASTLE CREEK CAPITAL LLC
                                  6051 EL TORDO
                                  P.O. BOX 1329
                        RANCHO SANTA FE, CALIFORNIA 92067
                            Telephone: (858) 759-6042
                            Facsimile: (858) 756-8301



                      10.75% Secured Note due April 1, 2010



                                                                   March 9, 2005

To Each of the Purchasers Listed in
  the Attached Schedule A

Ladies and Gentlemen:

     White River Capital, Inc., a corporation organized under the laws of the State of Indiana (the "Company"), agrees with each of the purchasers listed in the attached Schedule A (the "Purchasers") as follows:

ARTICLE 1. AUTHORIZATION OF ISSUANCE OF NOTES.

     The Company has authorized the issue and sale to the Purchasers of $15,000,000 in principal amount of its 10.75% Secured Note due April 1, 2010 (the notes being referred to herein as the "Notes"). The Notes shall be substantially in the form set out in Exhibit 1. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and, accordingly, each of the Purchasers and the Company, by its respective execution and delivery of this Agreement, expressly agree to the terms and provisions thereof and to be bound thereby. In the event of any conflict between the terms of the Notes and the terms of this Agreement, this Agreement shall control.

ARTICLE 2. SALE AND PURCHASE OF NOTES.

     Sale and Purchase. Subject to the terms and conditions of this Note Purchase Agreement (the "Agreement"), the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, the aggregate principal amount of the Notes set forth opposite the Purchaser's name on Schedule A at a purchase price equal to 100% of the principal amount of the Notes (the "Purchase Price"). The obligations hereunder of each Purchaser are several and not joint, and each of the Purchasers shall have no obligation and no liability to any Person for the performance or nonperformance hereunder by any other Purchaser.




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     Section 2.1 Restricted  Securities.  Each  Purchaser,  and each  subsequent holder of any Note), by such Purchaser's or the subsequent holder's acceptance thereof agrees that no transfer or sale (including, without limitation, by pledge or hypothecation) of the Notes which is otherwise permitted hereunder, other than a transfer or sale to the Company, shall be effective, unless the transfer or sale is made:

          (a)  pursuant  to  an  effective   registration  statement  under  the
     Securities Act of 1933, as amended (the "Securities Act"), and a valid qualification under applicable state securities or "blue sky" laws; or

          (b) without the registration or qualification as a result of the availability of an exemption therefrom and, if requested by the Company, counsel for such holder of Notes shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, to the effect that no registration is required because of the availability of an exemption from the registration requirements of the Securities Act.

     Section 2.2 Guaranty and Pledge. The Note shall be secured by (i) a pledge of 100% of the ownership interests in Coastal Credit, LLC, a Virginia limited liability company ("Coastal") pursuant to a Pledge Agreement, in substantially the form of Exhibit 2 between the Company and the Purchaser; and (ii) by the Subordinated Guaranty of Coastal, in substantially the form of Exhibit 3. This Note Purchase Agreement, the Note, the Pledge Agreement and the Subordinated Guaranty are collectively referred to as "Collateral Documents" and the
Company's obligations to Purchaser under the Collateral Documents are collectively referred to as the "Obligations".

ARTICLE 3. CLOSING.

     The sale and purchase of the Notes contemplated hereby shall occur at the offices of Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana at 8:00 a.m. (EST), (the "Closing") on the date that all conditions precedent to the Closing are first satisfied or on such other business day as may be agreed upon by the Company and the Purchasers in writing. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by the Purchaser in a single Note dated the date of the Closing (the "Closing Date") and made payable to the Purchaser, against delivery by the Purchaser to the Company of the Purchaser's Purchase Price, by wire transfer of immediately available funds for the account of the Company to the account specified to the Purchaser in writing by the Company.

ARTICLE 4. CONDITIONS TO CLOSING; TERMINATION.

     Section 4.1 Conditions to Purchaser's Obligation to Close. Each Purchaser's obligation to purchase and pay for the Notes to be sold to that Purchaser at the Closing is subject to the fulfillment to the Purchaser's satisfaction, prior to or at the Closing of the following conditions:

          (a) The representations and warranties of the Company in this Agreement shall be true in all material respects when made and at the time of the Closing, as applicable.

          (b) The Company shall have delivered the Note, the Pledge Agreement and the Subordinated Guaranty duly executed by the Company and Coastal, as applicable.



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          (c) The Registration  Statement for the shares of the Company's common stock to be issued pursuant to the Plan of Exchange shall have been declared effective and the exchange of shares pursuant to the Plan of Exchange shall have been consummated.

          (d) The Registration Statement for the shares of the Company's common stock to be issued in the Subscription Offering shall have been declared effective, the Subscription Offering shall have closed.

          (e) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to the Company in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect on the date hereof shall have been met.

          (f) There shall not be pending by or before any court or governmental authority any suit, action or proceeding challenging or seeking to restrain or prohibit, or to obtain material damages in respect of the Transactions contemplated herein and the Registration Statement or that has had or may have, in the reasonable judgment of the Purchaser, a Material Adverse Effect on the Company or Coastal.

          (g) All conditions precedent to the Closing of the transactions contemplated in the Coastal Purchase Agreement shall have been satisfied or shall be prepared to be satisfied simultaneously with the Closing.

          (h) The Company shall have paid Purchasers a $150,000 cash facility fee related to the transactions contemplated hereby.

          (i) Barnes & Thornburg LLP, legal counsel to the Company, shall have delivered an opinion to the Purchasers in the form of Exhibit 4.

          (j) Holders of Coastal's outstanding subordinated notes shall have agreed to subordinate Coastal's obligations under such subordinated notes to Coastal's guaranty obligations to Purchaser under the Subordinated Guaranty in the form of Exhibit 5.

     Section 4.2 Termination. This Agreement may be terminated (a) by mutual written agreement of the Company and each Purchaser, or (b) upon written notice from either party to the other after August 15, 2005, if the Closing has not occurred on or before such date.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to each of the Purchasers, as follows; provided, that only the representations set forth in Sections 5.1 through 5.4 shall be deemed made as of the date hereof and, if the Closing occurs, all of the following representations shall be deemed made by the Company as of the date of Closing.



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     Section 5.1  Organization  and Good  Standing The Company is a  corporation duly formed and validly existing under the laws of the State of Indiana with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform the business described in the Registration Statement. Neither the ownership nor use of the properties owned or used by Company, or the nature of the activities conducted by it, requires the Company to be qualified to do business as a foreign legal entity in any state. Notwithstanding the foregoing, Company has conducted no business operations since its incorporation on December 30, 2004, other than activities associated with the planning, negotiation and consummation of the transactions contemplated herein, including, the Plan of Exchange, the Subscription Offering, the Coastal Purchase and the Noteholder Buyout.

     Section 5.2 Authority; No Conflict

          (a) The Company has full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by the Company, and to perform the Obligations.

          (b) The execution and delivery by the Company of this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by the Company have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes and, when issued, executed and delivered, each of the Notes and other Collateral Documents to which the Company is a party will constitute, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. When executed and delivered by Coastal, the Subordinated Guaranty will constitute the legal valid and binding obligation of Coastal, enforceable against Coastal in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement by the Company or the other documents and agreement contemplated by this Agreement to be executed and delivered by the Company nor the consummation or performance of any of the transactions contemplated herein or therein will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Company, or (B) any resolution adopted by the board of directors of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any governmental authority or other person the right to challenge any of the transactions contemplated herein or to exercise any remedy, or obtain any relief, under any law or any court order to which the Company, or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any



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          governmental  authorization  or permit  that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract to which the Company, Buyer or its assets are subject; or

               (v) result in the imposition or creation of any lien or encumbrance upon or with respect to any of the assets owned or used by the Company, except as otherwise expressly contemplated under the terms of this Agreement.

          (d) No consent is required in connection with the execution and delivery by the Company of this Agreement or the consummation or performance of any of the transactions contemplated herein other than regulatory clearance and investments by subscribers in connection with the Subscription Offering or as described in the Registration Statement. All Class 3 claimants and approximately 81% of Class 4 claimants under UAC's Plan of Reorganization have agreed in writing to tender their UAC restructured and accrual notes to the Company for purchase pursuant to the Noteholder Buyout following the Closing.

     Section 5.3 Certain Proceedings There is no pending legal proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and to the Company's knowledge, no such proceeding has been threatened.

     Section 5.4 Brokers of Finders Except as described in the Registration Statement, the Company has no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                      * * *

     As of the date of the Closing:

     Section 5.5 Coastal Credit Representations. The representations of Coastal set forth in the Coastal Purchase Agreement are true as of the Closing date. The Company has provided a true and complete copy of the Coastal Purchase Agreement to Purchaser.

     Section 5.6 Recapitalization Status. The Registration Statement has been declared effective by the Securities and Exchange Commission and no stop order has been issued with respect to the Registration Statement by the SEC or any state securities governmental authority. The Plan of Share Exchange has been consummated and UAC is a wholly-owned subsidiary of Company. The Subscription Offering has been consummated and the net cash proceeds of the Subscription Offering (taken together with



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the proceeds of sale of the Notes) are sufficient to fund the cash consideration to be paid at Closing for the purchase of Coastal and (after taking account funds to be made available to Company by Coastal and funds available for such purpose from UAC in accordance with the Plan of Reorganization) the Noteholder Buyout.

     Section 5.7 Financial Statements. The Registration Statement contains: (a) audited consolidated financial statements of UAC as of December 31, 2004 and 2003 and the related statements of operations, shareholders' equity and cash flows for the years then ended ("UAC Annual Financial Statements"), and (b) audited balance sheet of Company as of December 31, 2004 ("Buyer Balance Sheet"). The UAC Annual Financial Statements and the Company Balance Sheet present fairly in all material respects the financial position of UAC or Company, as applicable, as of December 31, 2004 and 2003 and with respect to UAC the results of its operations and its cash flows for the years then ended, in accordance with (x) accounting policies and practices consistently applied throughout the periods included therein and (y) GAAP consistently applied throughout the periods included therein.

     Section 5.8 Offices and Other Properties; Encumbrances Section 5.8 of the Company Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by the Company and UAC. Except as described in Section 5.8 of the Company Disclosure Letter, the Company owns (subject only to matters that would not reasonably be expected to have a Material Adverse Effect and to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own. All material properties and assets of the Company are free and clear of all encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances or, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages or security interests disclosed in Section 5.8 of the Company Disclosure Letter as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests incurred in connection with the purchase of property or assets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; and (c) liens for current taxes not yet due.

     Section 5.9 No Undisclosed Liabilities Neither the Company nor UAC has any material liabilities or obligations of any nature that are required to be reflected on a balance sheet in accordance with GAAP or in accordance with the Company's accounting policies and practices consistently applied by the Company that are not set forth on the UAC Annual Financial Statements, the Company Balance Sheet, or incurred after the date thereof in connection with the transactions contemplated herein or in the ordinary course of business (including anticipated non-recourse refinancings by UAC Securitization Corporation of outstanding previously securitized receivables consistent with prior practice).

     Section 5.10 Taxes

          (a) The Company and UAC have timely filed or caused to be filed all tax returns required to be filed on or prior to the date hereof, and all such tax



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     returns were correct and complete in all material respects. The Company and
     UAC have paid all taxes that are shown to be due on any such tax returns.

          (b) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns of the Company and UAC have been given by or on behalf of the Company or UAC.

          (c) Except as disclosed in Section 5.10 of the Company Disclosure Letter, to the knowledge of the Company, there is no suit, audit, claim or assessment pending or proposed in writing with respect to taxes of the Company or UAC.

          (d) Except as disclosed in Section 5.10 of the Company Disclosure Letter, there are no Encumbrances for taxes upon the assets of the Company or UAC.

          (e) There are no written assessments of taxes from any taxing authority against the Company or UAC.

          (f) All tax deficiencies which have been claimed, proposed, asserted against the Company an UAC have been fully paid and finally settled, and no issue has been raised in any examination by any taxing authority, which by application of similar principles may be expected to result in the proposal or assertion of a tax deficiency for another year not so examined.

          (g) There are no tax sharing agreements or similar arrangements with respect to or involving the Company or UAC.

          (h) The Company and UAC have withheld, collected or otherwise accrued all taxes or amounts they were required to withhold or collect under any applicable federal, state or local law in connection with the business and operations of the Company and UAC, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities.

     Section 5.11 No Material Adverse Effect. Since December 31, 2004, to the knowledge of the Company, there has not been any Material Adverse Effect regarding the Company and UAC, taken as a whole.

     Section 5.12 Employee Benefits

          (a) Section 5.12 of the Company Disclosure Letter lists all employee benefit plans maintained by, contributed to or with respect to which there is or would be any obligation or liability of the Company or UAC, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, incentive compensation agreements, and deferred compensation agreements. Except for such plans so


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     listed neither the Company nor UAC sponsors, maintains, contributes, or has liability with respect to any plan program, fund or arrangement that constitutes an employee benefit plan, and neither the Company nor UAC has any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement arrangement on behalf of any current or former employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of ERISA). Neither the Company nor UAC is required to contribute to any employee benefit plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company's and UAC's employees.

          (b) All plans listed on Section 5.12 of the Company Disclosure Letter and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

          (c) Company has no unfulfilled contribution obligations as of the date of this Agreement with respect to any plan listed on Section 5.12 of the Company Disclosure Letter.

          (d) The consummation of the transactions contemplated herein will not constitute a default or a triggering event under any of the Company's or UAC's listed plans that (either alone or upon the occurrence of any additional or subsequent event) will result in any liability, payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person or entity.

          (e) All such plans listed on Section 5.12 of the Company's Disclosure Letter that are intended to qualify (the "Company's Qualified Plans") under
     Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters have been provided to the Company. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed. Neither the Company, UAC, any such plan, or, to the knowledge of the Company, any other person has engaged in any transaction with any plan which is prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(l) of ERISA, whether or not waived; and neither the Company nor UAC nor, to the knowledge of the Company, any other person has incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation with respect to any listed Company plan or breached any fiduciary duty with respect to any listed Company plan.



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          (f)  There  have  been  no  terminations,   partial   terminations  or
     discontinuations of contributions to any qualified plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service.

          (g) No plan listed in Section 5.12 of the Company Disclosure Letter is subject to the provisions of Title IV of ERISA.

     Section 5.13  Compliance  with Legal  Requirements.  Except as set forth in
Section 5.13 of the Company Disclosure Letter and except where the failure to comply would not have a Material Adverse Effect on the Company and UAC taken as a whole: (i) each of the Company and UAC is, and at all times since December 31, 2003, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred that (A) constitutes or results in a violation by the Company or UAC of, or a failure on the part of the Company or UAC to comply in any respect with any legal requirement, or (B) may give rise to any obligation on the part of the Company or UAC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company or UAC has not received, at any time since December 31, 2003, any written notice or written communication from any governmental authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with, any legal requirement, or (B) any actual or alleged obligation on the part of the Company or UAC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     Section 5.14 Legal Proceedings; Orders

          (a) Section 5.14 of the Company Disclosure Letter sets forth each legal proceeding pending, and to the knowledge of the Company, threatened against the Company and UAC. No such legal proceeding should interfere with the transactions contemplated herein.

          (b) Except for the court orders (including the confirmation order confirming the Plan of Reorganization) issued in the Case, there is no court order to which the Company or UAC, or any of the assets owned or used by the Company or UAC, is subject, that has or is likely to have a Material Adverse Effect on Company and UAC taken as a whole.

     Section 5.15 Absence of Certain Changes and Events.  Except as set forth in
Section 5.15 of the Company Disclosure Letter, since December 31, 2004 and except for activities directed toward consummation of the transactions contemplated herein, the Company and UAC have conducted their business only in the ordinary course of business and there has not been any:

          (a) increase by the Company or UAC of any bonuses, salaries, or other compensation to any director, executive officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;



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          (b) adoption of, or increase in the payments to or benefits under, any
     Company or UAC employee benefit plan;

          (c) damage to or destruction or loss of any asset or property of the Company or UAC, whether or not covered by insurance, that has or could reasonably be expected to result, in a Material Adverse Effect;

          (d) entry into, termination of, or receipt of notice of termination of
     (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar contract, or (ii) any contract or transaction involving a total remaining commitment by or to the Company or UAC of at least $50,000 (other than the reacquisition and refinancing through UACSC of previously securitized receivables pursuant to "clean-up" calls of outstanding securitizations);

          (e) sale (other than in the ordinary course of business), lease, or other disposition of any asset or property of the Company or UAC or mortgage, pledge, or imposition of any encumbrance on any asset or property of the Company or UAC (other than the reacquisition and refinancing through UACSC of previously securitized receivables pursuant to "clean-up" calls of outstanding securitizations);

          (f) material change in the accounting methods used by the Company or UAC; or

          (g) agreement, whether written or oral, by the Company or UAC to do any of the foregoing.

     Section 5.16 Contracts. Except for Contracts required to be entered into in connection with the transactions contemplated herein, Section 5.16 of the Company Disclosure Letter sets forth each Company or UAC contract required to be filed as an exhibit to the Registration Statement or that would be required to be filed with a Registration Statement on Form S-1 filed by UAC; and each other contract to which Company or UAC is a party the breach or violation of which by any party or the invalidity of which would reasonably be expected to have a Material Adverse Effect on Company, UAC and Coastal, taken as a whole. The contracts required to be so listed are in full force and effect. Company or UAC, as the case may be, and, to the Company's knowledge, each other party to such contracts, are in compliance with such contracts in all material respects.

     Section 5.17 Insurance. Section 5.17 of the Company Disclosure Letter sets forth a list of all policies of insurance to which the Company and UAC is a party or under which the Company and UAC are covered. All policies that are listed on Section 5.17 of the Company Disclosure Letter will continue in full force and effect following the consummation of the transactions contemplated herein. To the knowledge of the Company, there is no threatened termination of, or premium increase, with respect to any such policies.

     Section 5.18 Environmental Matters. Each the Company and UAC are in compliance with applicable environmental laws except for failures to comply that would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2001, neither the Company nor UAC has received any written notice, or other written communication from (i) any governmental authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any environmental law. There are no pending or, to the knowledge of the Company, threatened legal proceedings, encumbrances, or other restrictions of any nature, resulting from any environmental law, with respect to or affecting any of the real property used by Company or UAC, except for such claims, encumbrances or other restrictions that would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in this
Section 5.18 shall be deemed to contain the only representations and warranties in this Agreement with respect to environmental laws and environmentally hazardous materials.

     Section 5.19 Labor Relations; Compliance. Neither the Company nor UAC has been and is not a party to any collective bargaining or other labor Contract. Since December 31, 2004, there has not been, there is not presently existing, and, to the Company's knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any legal proceeding against or affecting the Company or UAC relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company or UAC or its premises, or
(c) any application for certification of a collective bargaining agent. No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or UAC, and no such action is contemplated by the Company or UAC. Except as set forth in Section 5.19 of the Company Disclosure Letter, to the knowledge of the Company, the Company and UAC have complied with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor UAC is liable for the payment of any compensation, damages, taxes, fines, penalties or other material amounts, however designated, for the failure to comply with any of the foregoing legal requirements.

     Section 5.20 Intellectual Property. Subject to a pending trademark registration application of the Company, the Company and UAC do not own any registered patents, trademarks or copyrights and there are no registered patents, trademarks or copyrights that are material to the operation of the business of Company and UAC, other than commercially available licenses of software that have been purchased by UAC and are adequate for its present needs and operations.

     Section 5.21 Relationships With Related Persons. Except as disclosed the Registration Statement or in Section 5.21 of the Company Disclosure Letter, (i) no director, officer or affiliate of Company of UAC (other than UAC subsidiaries) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's or UAC's business, (ii) no director, officer or affiliate of Company of UAC (other than UAC subsidiaries) owns (as of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a person that has, since December 31, 2003, (a) had business dealings or a material financial interest in any transaction with UAC or (b) engaged in competition with UAC with respect to any services of UAC in any market presently served by UAC, and (iii) no director, officer or affiliate of Company of UAC (other than UAC subsidiaries) is a party to any contract with Company or UAC or has any claim or right against, the Company or UAC.

     Section 5.22 Prospectus Disclosure. The prospectus filed as part of the Registration Statement and in the form first filed with the SEC under its Rule 424(b), if any, and any supplement thereto filed with the SEC, complied as of its date, as the case may be, in all material respects with the provisions of the Securities Act of 1933, as amended, and did not, as of such applicable date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each  Purchaser  severally  represents  and warrants  the  following to the
Company:

     Section 6.1 Purchase for Investment. Such Purchaser is purchasing its Note solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof. Such Purchaser understands that its Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register such Purchaser's Note.

     Section 6.2 Accredited Investor. Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters. Such Purchaser acknowledges that its Note has not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or the sale is permitted pursuant to an available exemption from the registration requirement. Such
Purchaser (a) is able to bear the economic risk of its investment in the Securities and is presently able to afford the complete loss of the investment;
(b) is an Accredited Investor as defined in Rule 501(a) under Regulation D promulgated by the Commission; and (c) has been afforded access to information about the Company and its financial condition and business sufficient to enable it to evaluate its investment in the Securities.

     Section 6.3 Authorization. Such Purchaser has taken all actions necessary to authorize it (a) to execute, deliver and perform all of its obligations under this Agreement, (b) to perform all of its obligations under the Note and the Collateral Documents and (c) to consummate the transactions contemplated hereby and thereby. This Agreement is a legally valid and binding obligation of such Purchaser enforceable against it in accordance with this Agreement's terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

ARTICLE 7. COVENANTS OF THE COMPANY.

     Section 7.1 Financial and Business Information. The Company shall deliver to each Purchaser (or any other holder of the Notes):

     (a) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of, a consolidated balance sheet of the Company as at the end of such quarter, and consolidated statements of income, changes in shareholders' equity and cash flows of the Company, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and certified by the Chief Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the filing with the SEC within the time period specified above of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a);

     (b) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of, a consolidated balance sheet of the Company, as at the end of such year, and consolidated statements of income, changes in shareholders' equity and cash flows of the Company, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants; provided that the filing with the SEC within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b);

     (c) Shareholder Written Communications -- promptly upon the mailing thereof to shareholders, a copy of any written communication mailed to shareholders of the Company generally, including any proxy statement related to any management solicitation of shareholder votes or consents or any information statement related to any annual or special meeting of shareholders, as well as the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act; provided that the filing with the SEC within the required time period therefor and in compliance with the requirements therefor of any such written communications shall be deemed to satisfy the requirements of this Section 7.1(c).

     (d) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of the Notes.

     Section 7.2 Negative Pledge. The Company shall not directly or indirectly, create, incur, assume or permit or suffer to exist any lien or encumbrances, or file or execute or agree to the execution of any financing statement, on or with respect to its membership or equity interest in Coastal, whether now owned or hereafter acquired, or any income or profits therefrom except for (i) liens in favor of Purchaser or (ii) liens for taxes not yet due and payable.

ARTICLE 8. REMEDIES ON DEFAULT; SUBORDINATION.

     Section 8.1 Default Provisions. The term "Event of Default" shall have the meaning ascribed to such term in the Notes. If an Event of Default with respect to the Company shall occur, the holders of the Notes shall have those remedies provided for in the Notes.

     Section 8.2 Guaranty Subordination. Purchaser and each holder of the Notes shall enter into a subordination and intercreditor agreement in connection with Closing and from time to time thereafter providing for the subordination of Coastal's obligations to Purchaser under the Subordinated Guaranty to Coastal's obligations to holders of Coastal's principal credit facility, on substantially the terms of the agreement set forth as Exhibit 6, hereto, with such changes therein as the holder of such senior credit facility may reasonably request.

ARTICLE 9. AMENDMENT AND WAIVER.

     Section 9.1 Requirements. This Agreement, the Note and the Collateral Documents may be amended, and the observance of any term hereof or of the Collateral Documents may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and each Purchaser or the subsequent holder of any Notes.

     Section 9.2 Binding Effect, etc. Any amendment or waiver consented to as provided in this Article 10 applies to all future holders of the Notes and is binding upon them and upon the Company without regard to whether the Notes have been marked to indicate the amendment or waiver. No amendment or waiver will extend to or affect any obligation, covenant, agreement, Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of the Notes nor any delay in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of any holder of the Notes. As used herein, the term "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

ARTICLE 10. NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by hand delivery, or (b) by facsimile or e-mail, or (c) by registered or certified mail with return receipt requested (postage prepaid), or
(d) by a recognized overnight delivery service (with charges prepaid). Any notice must be sent:

          (i) if to the Purchasers, to Richard M. DeVos Charitable Lead Annuity Trust No. 2, c/o RDV Corporation, 126 Ottawa NW, Suite 500, Grand Rapids, Michigan 49503 to the attention of Randall S. Damstra, or at such other address as a Purchaser shall have specified to the Company in writing,

          (ii) if to any other holder of any Note, to the holder at the address as the other holder shall have specified to the Company in writing, or

          (iii) if to the Company, to the Company at White River Capital, Inc., c/o Castle Creek Capital LLC, 6051 El Tordo, P.O. Box 1329, Rancho Santa Fe, California 92067 to the attention of the Chief Financial Officer, or at the other address as the Company shall have specified to the holder of each
     Note in writing.

     Notices delivered by personal delivery or facsimile or e-mail will be deemed given when actually received. Notices delivered by registered or certified mail shall be deemed delivered four (4) business days after being sent. Notices delivered by overnight delivery service shall be deemed delivered the next business day after being sent.

ARTICLE 11. DEFINITIONS.

     "Case" - means the bankruptcy case of Union Acceptance  Corporation pending
in  the  United  States   Bankruptcy   Court,   Southern  District  of  Indiana,
Indianapolis Division, Case No.: 02-19213.

     "Coastal Purchase Agreement" - means the Limited Liability Company Interests Purchase Agreement among the Company, Coastal and Coastal's members, dated on or about the date hereof, and "Coastal Purchase" refers to the purchase transaction contemplated therein.

     "Company Disclosure Letter" - means the disclosure letter of White River Capital, Inc. provided to Purchaser pursuant to this Agreement, as the same may be supplemented prior to Closing.

     "Material Adverse Effect" -- a material adverse change in the business, operations or results thereof, properties, assets, or condition (financial or otherwise) of the subject person and its subsidiaries, considered as a whole.

     "Material Debt Agreement" -- means (i) the principal senior credit facility utilized by Coastal in effect from time to time (initially, the Amended Finance Agreement between Wells Fargo Financial Preferred Capital, Inc. and Coastal, dated April 16, 2001, as amended), (ii) subordinated notes of Coastal or other outstanding instruments in effect from time to time representing funded debt for money borrowed of Coastal, or
(iii) notes, bonds, loan agreements or other instruments in effect from time to time representing funded debt for money borrowed by the Company.

     "Noteholder Buyout" - The transactions contemplated in the Memorandum of Understanding dated, February 15, 2005, among Company, UAC and the Plan Committee established under the Plan of Reorganization, and the related Note Tender Agreements between Company and the Class 3 claimants and Class 4 claimants of UAC who hold UAC's restructured senior, subordinated and accrual notes.

     "Plan of Exchange" -Plan of Share Exchange, dated March 9, 2005 (the "Plan of Exchange"), between the Company and UAC pursuant to which the Company will issue shares of its common stock in exchange for all of the issued and outstanding shares of common stock of UAC.

     "Plan of Reorganization" - the second amended plan of reorganization dated August 6, 2003 filed by UAC in the Case, as it may have been amended, clarified, and/or modified.

     "Registration Statement" -- One or more registration statements to be filed with the Securities and Exchange Commission to register the shares of the Company's common stock to be issued pursuant to the Plan of Exchange and in the Subscription Offering.

     "Subscription Offering" -- The Company's proposed offer and sale of additional shares of its common stock to the UAC shareholders and possibly to other new investors in a subscription offering registered with the SEC pursuant to the Registration Statement, with anticipated gross proceeds of approximately $35 million.

     "UAC" - Union Acceptance Corporation, an Indiana corporation.

ARTICLE 12. MISCELLANEOUS.

     Section 12.1 Payments. Interest on the Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Any payment falling due on a day that is not a business day shall not be due on such date but, instead, shall be due on the next subsequent business day. All payments of interest and principal shall be made by wire transfer of immediately available funds to the accounts specified in writing from time to time by Purchasers to the Company.

     Section 12.2 Legal Expenses. At Closing, the Company shall pay the Purchasers' counsel for the Purchasers' reasonable legal fees and expenses in representing the Purchasers in connection with the transactions contemplated hereby.

     Section 12.3 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     Section 12.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable the provision in any other jurisdiction.

     Section 12.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent an express contrary provision) be deemed to excuse compliance with any other covenant.

     Section 12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     Section 12.7 Governing Law; Jurisdiction.

          (a) THIS AGREEMENT AND THE NOTES AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF INDIANA (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

          (b) EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.


                                    * * * * *

          If you are in agreement with the foregoing, please sign the accompanying counterpart signature page and return a signed copy of this Agreement to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                                               Very truly yours,

                                               WHITE RIVER CAPITAL, INC.


                                               By: /s/ Mark R. Ruh
                                                  ------------------------------
                                                   Mark R. Ruh,
                                                   President

                           COUNTERPART SIGNATURE PAGE


AGREED AND ACCEPTED:

Richard M. DeVos Charitable Lead Annuity Trust No. 2
By:  Jerry L. Tubergen, Trustee


/s/ Jerry L. Tubergen
------------------------------------------------------
Name:  Jerry L. Tubergen, solely as
             Trustee and not in an individual capacity

                                   SCHEDULE A

                                   PURCHASERS


                          Name                                      Amount

Richard M. DeVos Charitable Lead Annuity Trust No. 2            $15,000,000.00